Exhibit 99.1
As amended March 28, 2017

Fiscal 2016 Fixed Income Release

Denver, Colorado February 15, 2017: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed income borrowing groups for the three months ("Q4") and fiscal year ("2016") ended December 31, 2016 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the December 31, 2016 audited consolidated financial statements for each of our applicable fixed-income borrowing groups prior to the end of March 2017, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the "Fixed Income" heading. Convenience translations provided herein are calculated as of December 31, 2016.

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39% Increase in U.K. RGU Net Additions to 304,000 in 2016; Best Annual RGU Result Since 2009

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Continued Growth Momentum with 320,000 RGU Additions in 2016, Including Higher Year-over-Year Voice & Internet Additions
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2016 Organic RGU Additions of 374,000, up 3% year-over-year

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QTD Rebased Revenue Growth of 1% to $594 million

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Product Enhancements & New Build Fuel 66,000 Customer Adds in '16

Virgin Media Reports Preliminary Fiscal 2016 Results
39% Increase in U.K. RGU Net Additions to 304,000 in 2016; Best Annual RGU Result Since 2009
Rebased Cable Subscription Revenue Growth of 4% in Q4
567,000 Project Lightning Premises Added Since Launch, including 314,000 in 2016
Expect to Add 700,000 to 800,000 Lightning Premises in 2017
Virgin Media Inc. ("Virgin Media") is the leading cable operator in the U.K. and Ireland, delivering 14.1 million broadband, video and fixed-line telephony services to 5.7 million cable customers and mobile voice and data services to 3.0 million subscribers at December 31, 2016.

Operating highlights:

•	567,000 Project Lightning[1] premises built since Q1 2015 launch, of which 86,000 were added during Q4 2016

◦	Customer penetration and build costs broadly in-line with business plan, ARPU is slightly ahead

•	In addition to Lightning build, we also made a nonorganic adjustment of 256,000 homes passed in Q4 to include commercial premises that could subscribe to residential or SOHO services

•	Delivered 148,000 customer[2] net additions in 2016, up 74% YoY, driven by attractive propositions and over 70,000 additions from new build activity, reflecting the phasing of Lightning build

•	Q4 customer net additions of 31,000, reflecting record Q4 sales in the U.K. that were partially offset by elevated churn due to the effect of the U.K. price rise in November 2016

◦	Customer churn[3] increased from 14.3% in Q4 2015 to 14.8% in Q4 2016

•	2016 RGU[4] net additions increased 20% to 252,000, including Q4 RGU net additions of 28,000

◦	Full-year RGU results improved across broadband internet[5] and video aided by a marketing focus on product superiority, with lower telephony[6] growth due to higher Q4 churn

◦	We expect our Q1 2017 RGU additions to be significantly higher than our Q4 additions due in part to lower churn

•	Demand for our market-leading fibre broadband service remained robust with 49,000 additions in Q4

◦	Added 40% more broadband RGUs in the U.K. in 2016 versus the prior year

◦	The average speed taken by our U.K. broadband base has increased 22% YoY to over 100Mbps and monthly consumption has increased to 160GB per month

•	Video RGUs in the U.K. improved 35,000 YoY to 2,000 additions in 2016, supported by the Q4 launch of Virgin TV, which provides enhanced user-interface and programming, and growth from new build

◦
Utilising Liberty Global's next generation 4k set-top box, launched new V6 set-top box for existing customers in December and for new customers in January 2017; this 4k box has 6 tuners, a 1TB hard drive and a faster processor

•	Transformed our mobile offering in the U.K. with the launch of 4G services in November 2016; 4G subscriptions taken by over 5% of our U.K. mobile base by end of 2016

◦	Delivered 16,000 mobile[7] additions in 2016 reversing the prior year loss

◦	120,000 postpaid gains in 2016, partially offset by expected prepaid attrition

◦	Renewed our MVNO agreement with BT for five years with attractive terms; enables a stable transition to full-MVNO

•
Integration of Arqiva WiFi is underway following acquisition in Q4; its relaunch under the Virgin Media brand in February 2017 is expected to present strategic benefits to our B2B and consumer operations

•	Complementary mobile and broadcast investments in Ireland leaves us well positioned to leverage convergence opportunities with our fixed consumer business

◦	Strengthened our broadcast business by merging newly acquired UTV Ireland with TV3 Group; together they had a 35% share of the TV advertising market in Ireland during 2016

Financial highlights*:

•	Rebased[8] revenue growth of 3% in 2016 to £4,806 million and 1% in Q4 to £1,226.5 million, driven primarily by growth in cable subscription revenue

•
Cable subscription revenue, approximately 70% of total revenue, increased 3.5% in 2016. The 4% increase in Q4 rebased cable subscription revenue arises from a 2% increase in RGUs and a 2% improvement in Q4 ARPU[9] per RGU on an FX-neutral[10] basis

◦	Growth was partially offset by a reduction in revenue of £19 million during 2016, including £7 million in Q4, as a result of a change in the regulations governing payment handling fees

•
Mobile revenue reflects our innovative Freestyle[11] proposition which delivered 467,000 subscribers in 2016.  Billed as "the U.K.'s most flexible mobile contracts", Freestyle allows customers to purchase their handsets upfront, delivering a substantial revenue boost upon signing. The annual increase in handset revenue pursuant to our Freestyle proposition, reported in other revenue, totaled £41 million

◦
Mobile subscription revenue declined by £44 million in 2016 and by £11 million in Q4 reflecting a 9.5% rebased revenue decline for each period as increases in our airtime revenue (mobile subscription revenue less the implied amortisation of mobile handset revenue) of £25 million in 2016 and £9 million in Q4 driven primarily by an increase in our postpaid base were offset by the impact of a £69 million revenue reduction in 2016 and a £20 million reduction in Q4 associated with our Freestyle proposition

◦	Mobile business (including interconnect and mobile handset revenue) delivered rebased revenue declines of 2% for 2016 and 9% in Q4

•	Rebased business revenue growth of 2% in 2016 and decline of 5% in Q4 was impacted by an £11.5 million revenue benefit in Q4 2015 relating to the settlement of disputes with mobile operators

◦
B2B (including SOHO) rebased revenue growth was 3% in 2016 but declined 3% in Q4; B2B performance was driven by higher underlying data volumes and an increase in amortization of deferred upfront fees[12] on B2B contracts. This growth was more than offset in Q4 and partially offset in fiscal year 2016 by an £11.5 million revenue benefit recorded in Q4 2015 related to the settlement of disputes with mobile operators

•	Other revenue increased 14% in 2016 and decreased 4% in Q4 on a rebased basis

◦	Full year growth reflects a £41 million YoY increase in mobile handset sales pursuant to our Freestyle proposition

◦	The Q4 decline was impacted by a continued decline in mobile interconnect revenue and moderately lower mobile handset sales

•	Operating income decreased 7% in 2016 to £351 million and declined 12% in Q4 to £98 million

◦
Operating income impacted by OCF changes as further described below, increases in depreciation and amortisation, higher related-party fees and allocations, and higher impairment, restructuring charges and other operating items, net

•	Rebased Segment OCF[13] growth of 5% in 2016 to £2,167 million and 8% in Q4 to £583 million

◦
Full year growth benefited from increased revenue and operating cost control, offset by higher programming spend and the negative impact of a £12 million retroactive reduction in local authority charges during 2015

◦	Q4 2016 Segment OCF margin[14] of 47.6%, represented a 230 basis points expansion YoY

•	Phasing of 2017 OCF growth to follow a similar trend to 2016 with H1 growth expected to be impacted by higher subscriber acquisition costs

◦
Segment OCF in 2017 and beyond will be impacted by higher network charges, which we estimate will increase by approximately £30 million during 2017 due to a revaluation of our rateable value by the Valuation Office in 2016. We believe that the proposed increases are excessive; we will challenge the underlying methodology and assumptions and remain in dialogue to mitigate the increase

•	Property & equipment additions[15] increased in 2016 to £1,317 million, including £468 million in Q4

◦	P&E additions as a percentage of revenue increased to 27% in 2016, in-line with our guidance range, as compared to 22% in the prior-year period, primarily due to investment in new build

◦	During 2016, our construction cost per added premises (line extension and planning costs) approximated £600, which was in-line with our overall Project Lightning business plan

◦	2017 P&E additions are expected to range between 31% and 33% of revenue as new build increases

•	As of December 31, 2016 our fully-swapped third-party debt borrowing cost[16] was 5.2% and the average tenor of our third-party debt (excluding vendor financing) was over 7.5 years

•	The increase in Other debt of £58 million during Q4 is primarily related to the handset receivables securitisation financing we completed in October

•
In December, we issued a $3.4 billion Term Loan I due 2025; the proceeds were used to refinance existing bank and bond debt including the full redemption of Term Loans D and F, our 5.375% USD Senior Secured Notes due 2021 as well as the partial redemption of 6.00% GBP Senior Secured Notes due 2021

•
Based on our results for Q4 2016 and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Secured Net Debt to Annualised EBITDA (last two quarters annualised) was 3.56x and (ii) the ratio of Total Net Debt to Annualised EBITDA (last two quarters annualised) was 4.49x, each as calculated in accordance with our most restrictive covenants

•
As of December 31, 2016, we had maximum undrawn commitments of £675 million. When our December 31, 2016 compliance reporting requirements have been completed and assuming no changes from current borrowing levels, we anticipate that all of our unused commitments will be available to be drawn

•	Subsequent events:

◦	Issued £675 million 5.00% GBP Senior Secured Notes due 2027 in January; the proceeds were used to redeem the remainder of the 6.00% GBP Senior Secured Notes due 2021

◦	In February, refinanced Term Loan E with an £865 million Term Loan J due 2026

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.17

Operating Statistics Summary

	As of and for the three months ended December 31,
	2016	2015
CABLE

Footprint
Homes Passed[18]	14,311,500	13,742,800
Two-way Homes Passed[19]	14,253,900	13,663,300

Subscribers (RGUs)[4]
Basic Video[20]	29,700	32,100
Enhanced Video[21]	4,004,200	4,038,200
Total Video	4,033,900	4,070,300
Internet[5]	5,280,200	5,066,100
Telephony[6]	4,742,500	4,668,600
Total RGUs	14,056,600	13,805,000

Q4 Organic RGU Net Additions (Losses)
Basic Video	1,000	(1,200)
Enhanced Video	(2,800)	(6,300)
Total Video	(1,800)	(7,500)
Internet	48,500	69,000
Telephony	(18,500)	56,600
Total organic RGU net additions	28,200	118,100

Customer Relationships
Customer Relationships[2]	5,738,700	5,590,400
Q4 Organic Customer Relationship net additions	31,100	50,300

RGUs per Customer Relationship	2.45	2.47
Q4 Monthly ARPU per Customer Relationship[9]	£50.15	£48.80
U.K. Q4 Monthly ARPU per Customer Relationship	£50.30	£49.74
Ireland Q4 Monthly ARPU per Customer Relationship	€55.73	€54.37

Customer Bundling
Single-Play	17.2%	16.7%
Double-Play	20.8%	19.7%
Triple-Play	62.0%	63.6%

Fixed-mobile Convergence[22]	18.9%	19.4%

MOBILE

Mobile Subscribers[7]
Postpaid	2,401,600	2,268,200
Prepaid	638,600	755,800
Total Mobile subscribers	3,040,200	3,024,000

Q4 organic Postpaid net additions	6,200	48,200
Q4 organic Prepaid net losses	(8,000)	(52,600)
Total organic Mobile net losses	(1,800)	(4,400)

Q4 Monthly ARPU per Mobile Subscriber[23]
Excluding interconnect revenue	£11.19	£12.42
Including interconnect revenue	£12.74	£14.26

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2016 and 2015.

	Three months ended December 31,		Rebased Change	Year ended December 31,		Rebased Change
	2016	2015		2016	2015
	in millions, except % amounts
Revenue
Subscription revenue:
Cable	£861.0	£818.2	4.0%	£3,378.1	£3,242.8	3.5%
Mobile	102.1	112.8	(9.5%)	421.0	465.0	(9.5%)
Total subscription revenue	963.1	931.0	2.4%	3,799.1	3,707.8	1.9%
Business revenue	174.5	181.1	(5.4%)	672.8	657.4	1.6%
Other revenue	88.9	77.5	(3.7%)	334.2	253.2	13.8%
Total revenue	£1,226.5	£1,189.6	0.8%	£4,806.1	£4,618.4	2.6%
Geographic revenue
U.K.	£1,137.6	£1,122.6	1.1%	£4,481.5	£4,359.6	2.8%
Ireland	£88.9	£67.0	(3.5%)	£324.6	£258.8	(0.6%)
Segment OCF
Segment OCF	£583.4	£538.4	7.9%	£2,167.1	£2,069.3	4.6%

Operating income	£97.7	£110.8		£351.2	£377.5
Share-based compensation expense	7.5	6.3		27.8	35.5
Related-party fees and allocations, net	28.5	24.6		110.9	87.6
Depreciation and amortisation	443.0	393.8		1,650.8	1,557.8
Impairment, restructuring and other operating items, net	6.7	2.9		26.4	10.9
Segment OCF	£583.4	£538.4		£2,167.1	£2,069.3

Segment OCF as a percentage of revenue	47.6%	45.3%		45.1%	44.8%

Operating income as a percentage of revenue	8.0%	9.3%		7.3%	8.2%
The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	in millions, except % amounts

Customer premises equipment	£104.5	£65.0	£323.4	£285.7
Scalable infrastructure	74.6	54.7	227.5	213.7
Line extensions	166.7	53.7	377.8	147.6
Upgrade/rebuild	20.2	19.2	70.5	82.5
Support capital	102.2	79.4	318.1	269.5
Property and equipment additions	468.2	272.0	1,317.3	999.0
Assets acquired under capital-related vendor financing arrangements	(249.4)	(110.4)	(636.9)	(380.4)
Assets acquired under capital leases	—	(2.9)	(14.3)	(16.8)
Changes in liabilities related to capital expenditures	(89.4)	(2.6)	(106.4)	(21.6)
Total capital expenditures[24]	£129.4	£156.1	£559.7	£580.2

Property and equipment additions as a percentage of revenue	38.2%	22.9%	27.4%	21.6%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media's consolidated third-party debt and its capital lease obligations and cash and cash equivalents (in millions):

	December 31,		September 30,
	2016		2016
	Borrowing currency	£ equivalent
Senior and Senior Secured Credit Facilities:
Term Loan D (LIBOR + 3.25%) due 2022	£—	£—	£100.0
Term Loan E (LIBOR + 3.50%) due 2023	£849.4	849.4	849.4
Term Loan F (LIBOR + 2.75%) due 2023	$—	—	1,430.2
Term Loan G (EURIBOR + 3.00%) due 2022	€—	—	64.9
Term Loan H (EURIBOR + 3.75%) due 2021	€—	—	21.6
Term Loan I (LIBOR + 2.75%) due 2025	$3,400.0	2,754.1	—
VM Financing Facility	£46.1	46.1	—
£675.0 million (equivalent) Revolving Credit Facility (LIBOR + 2.75%) due 2021		—	—
Total Senior and Senior Secured Credit Facilities		3,649.6	2,466.1

Senior Secured Notes:
6.00% GBP Senior Secured Notes due 2021	£640.0	640.0	990.0
5.50% GBP Senior Secured Notes due 2021	£628.4	628.4	628.4
5.375% USD Senior Secured Notes due 2021	$—	—	693.9
5.25% USD Senior Secured Notes due 2021	$447.9	362.8	345.3
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	344.3	327.7
5.25% USD Senior Secured Notes due 2026	$1,000.0	810.0	771.0
5.50% USD Senior Secured Notes due 2026	$750.0	607.5	578.2
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		5,005.0	5,946.5

Senior Notes:
4.875% USD Senior Notes due 2022	$118.7	96.1	91.5
5.25% USD Senior Notes due 2022	$95.0	76.9	73.2
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.375% USD Senior Notes due 2023	$530.0	429.4	408.6
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	405.0	385.5
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	393.0	398.2
5.75% USD Senior Notes due 2025	$400.0	324.0	308.4
Total Senior Notes		2,318.5	2,259.5

6.50% USD Convertible Senior Notes due 2016	$—	—	42.2
Vendor financing		976.0	611.0
Other debt		122.9	65.0
Capital lease obligations		73.9	85.3
Total third-party debt and capital lease obligations		12,145.9	11,475.6
Unamortised premiums, discounts and deferred financing costs, net[25]		(74.8)	(78.6)
Total carrying amount of third-party debt and capital lease obligations		12,071.1	11,397.0
Less: cash and cash equivalents		22.1	20.9
Net carrying amount of third-party debt and capital lease obligations[26]		£12,049.0	£11,376.1

Exchange rate (€ to £)		1.1705	1.1552
Exchange rate ($ to £)		1.2345	1.2971

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Unitymedia Reports Preliminary Fiscal 2016 Results

Continued Growth Momentum with 320,000 RGU Additions in 2016, Including Higher Year-over-Year Voice & Internet Additions
Launched New Product Portfolio Promoting 400 Mbps Top Speeds
Unitymedia GmbH ("Unitymedia") is the leading cable operator in Germany and the federal states of North Rhine-Westphalia ("NRW"), Hesse and Baden-Württemberg. We provide cable television, internet, fixed-line telephony and mobile services under our "Unitymedia" brand to 7.2 million customers at December 31, 2016.

Operating highlights:

•	Posted 320,000 RGU[4] additions in 2016, including 98,000 in Q4, driven by the continued success of our "Highspeed Weeks" promotion

◦	Full-year and Q4 RGU results were broadly in-line with the prior-year periods, with higher voice and data RGU additions nearly offset by higher video attrition following our 2016 price increases

▪	Added 18,000 unique customer relationships[2] in 2016

▪	Q4 broadband internet[5] and fixed-line telephony[6] RGU additions were 62,000 and 60,000, as compared to 62,000 and 46,000 in Q4 2015, respectively

▪	Over 90% of our new broadband subscribers also took fixed-line telephony in Q4

▪
Q4 video attrition increased by 11,000 RGUs year-over-year, as solid results in our multi dwelling unit ("MDU") segment were more than offset by higher basic video churn and lower enhanced sales in the single dwelling unit ("SDU") segment as a result of our higher pricing

•	Horizon TV customer base grew by 30,000 to 588,000 subscribers at year-end 2016, representing 9% of our overall video base

•	Continued focus on high-value bundled offerings in 2017

◦
Launched a new product portfolio in February with €5 higher pricing during the minimum contract duration for our core 120Mbps bundles, while promoting take-up of our top-speed bundles for new subscribers with speeds of 400Mbps instead of 200Mbps for the same price

▪	~90% of new broadband subscribers in Q4 took speeds of at least 120 Mbps, while the average speed across our entire broadband base at year-end was 78Mbps

◦	Installed 500,000 WiFi Connect Boxes since November 2015 and plan to proactively upgrade over 200,000 existing modems in 2017 to enhance the WiFi experience

•	Increasing consumer pricing by 1.5% on average across blended customer base in 2017

◦	Announced a price increase of €2.75 or 9% on average for over 900,000 existing broadband internet subscribers effective March 1, 2017

◦	Implemented an average 3.6% video price increase for approximately 3.2 million subscribers within our MDU base effective January 1, 2017

•	Business-to-business revenue[12] (including Small Office/Home Office ("SoHo")) grew 36% in 2016, driven by SoHo subscriber momentum

◦	Increased focus on small medium enterprise ("SME") segment in 2017, including new product launches

•	Expanded our marketable footprint by over 200,000 homes in 2016, including the upgrade of 139,000 homes, outperforming our full-year target

◦
As 99% of our network in the streets is now 2-way ready, construction activity in 2017 will focus on new build projects and adding drops to existing homes passed. As a result, we are targeting to connect approximately 150,000 premises in 2017, including approximately 50,000 upgrades

◦	Creating a new dedicated direct sales team to drive product penetrations in our recently built/upgraded areas

◦
In December, we secured a deal with the municipalities of Ascheberg-Neuenkirchen for ~10,000 new homes in NRW where we will offer high-speed broadband services; we expect to start connecting the first premises in 2017

Financial highlights*

•	Revenue for Q4 and FY 2016 increased 6% to €589 million and 5% to €2,277 million, respectively

◦	This growth was primarily attributable to (i) higher cable subscription revenue as a result of increases in subscribers and higher ARPU[9] per RGU and (ii) higher low-margin handset revenue in Q4

◦
Revenue growth in the second half of 2017 is expected to be adversely impacted by the analog switch-off on June 30, 2017, as the related loss of analog carriage fees is expected to result in a reduction of revenue, operating income and Adjusted EBITDA of approximately €15 million in H2 2017

•	ARPU[9] per customer relationship grew 4% year-over-year in Q4 2016 to €24.43

•	Net loss was €37 million in Q4, as compared to a net loss of €5 million in Q4 2015. On a full-year basis, net loss increased from €32 million in 2015 to €90 million in 2016

◦	Net loss was impacted by Adjusted Segment EBITDA changes as further described below, increases in depreciation and amortization and higher related-party fees and allocations

•	Adjusted Segment EBITDA[27] increased 4% in Q4 to €373 million and 5% YTD to €1,438 million

◦
These increases were primarily due to the net effect of (i) increases in revenue, (ii) higher staff related costs and (iii) higher programming and copyright expense due to increases in certain premium content and growth in the number of enhanced video subscribers

◦	Adjusted Segment EBITDA margins were 63% in each of Q4 and full year 2016, representing a decrease of 140 basis points in Q4 and an increase of 20 basis points for the twelve month period

•	Property, equipment and intangible asset additions[15] were 31% of revenue in Q4 and 28% for the full-year 2016, as compared to 24% and 26%, respectively, in the corresponding prior year periods

◦
FY 2016 spend was in-line with our 26-28% full-year target, with higher year-over-year expenditures mainly due to higher spend in support capital, increased upgrade activities and higher capitalized subscriber acquisition costs (higher commissions)

◦	For 2017, we expect to be in the range of 28-30% of revenue, with the incremental spend mainly due to customer premises equipment and line extensions as part of our build activities

•	At December 31, 2016, our fully-swapped third-party debt borrowing cost[16] was 4.7% and the average tenor of our third-party debt (excluding vendor financing) was slightly below eight years

•
During Q4, our other third-party debt increased by €227 million, primarily as a result of synthetic re-strikes of a portion of our cross-currency derivatives associated with the USD principal amount of our debt

•
Based on our results for Q4 2016 and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Secured Net Debt to Annualized EBITDA (last two quarters annualized) was 3.85x and (ii) the ratio of Total Net Debt to Annualized EBITDA (last two quarters annualized) was 4.84x, each as calculated in accordance with our most restrictive covenants

•
As of December 31, 2016, we had maximum undrawn commitments of €500 million. When our December 31, 2016 compliance reporting requirements have been completed and assuming no changes from current borrowing levels, we anticipate the full amount of our unused commitments will be available to be drawn

* The financial figures contained in this release are prepared in accordance with EU-IFRS28. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP17. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our condensed consolidated financial statements.

Operating Statistics Summary

	As of and for the three months ended December 31,
	2016	2015

Footprint
Homes Passed[18]	12,894,500	12,763,800
Two-way Homes Passed[19]	12,767,100	12,556,500

Subscribers (RGUs)[4]
Basic Video[20]	4,822,900	5,003,800
Enhanced Video[21]	1,582,800	1,497,100
Total Video	6,405,700	6,500,900

Internet[5]	3,325,600	3,106,200
Telephony[6]	3,107,700	2,911,600
Total RGUs	12,839,000	12,518,700

Q4 Organic RGU Net Additions (Losses)
Basic Video	(42,900)	(48,600)
Enhanced Video	18,500	34,700
Total Video	(24,400)	(13,900)

Internet	62,100	61,600
Telephony	60,300	46,100
Total organic RGU net additions	98,000	93,800

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[29]	24.7%	23.0%
Internet as % of Two-way Homes Passed[30]	26.0%	24.7%
Telephony as % of Two-way Homes Passed[30]	24.3%	23.2%

Customer Relationships
Customer Relationships[2]	7,162,200	7,144,700
Organic Customer Relationship Net Additions	5,200	10,400
RGUs per Customer Relationship	1.79	1.75
Q4 Monthly ARPU per Customer Relationship[9]	€24.43	€23.45

Customer Bundling
Single-Play	54.3%	57.4%
Double-Play	12.0%	10.1%
Triple-Play	33.7%	32.5%

Mobile Subscribers[7]
Total Mobile subscribers	353,100	355,500
Q4 organic Mobile net additions (losses)	(3,300)	5,800

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2016 and 2015 (in millions, except % amounts).

	Three months ended December 31,			Year ended December 31,
	2016	2015	Change	2016	2015	Change
		revised[31]			revised[31]

Revenue	€588.8	€553.7	6.3%	€2,277.4	€2,164.2	5.2%

Adjusted Segment EBITDA	€373.4	€358.6	4.1%	€1,438.2	€1,364.3	5.4%

Net loss	€(36.7)	€(5.2)		€(90.4)	€(31.9)
Net financial and other expense	122.9	109.2		377.9	411.1
Income tax expense	5.8	7.5		27.9	46.3
Earnings before interest and taxes ("EBIT")	92.0	111.5		315.4	425.5
Depreciation and amortization	219.3	200.8		846.8	783.5
Impairment, restructuring and other operating items, net	9.2	5.6		75.0	6.6
Share-based compensation expense	2.2	1.5		7.9	6.2
Related-party fees and allocations	50.7	39.2		193.1	142.5
Adjusted Segment EBITDA	€373.4	€358.6		€1,438.2	€1,364.3

Adjusted Segment EBITDA as % of revenue	63.4%	64.8%		63.2%	63.0%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	in millions, except % amounts

Customer premises equipment	€29.2	€22.0	€113.1	€109.3
Scalable infrastructure	20.6	18.4	83.7	84.8
Line extensions/new build	13.8	12.5	46.3	46.9
Upgrade/rebuild	48.9	38.6	178.2	163.6
Support capital	20.9	6.4	56.7	24.6
Capitalized subscriber acquisition costs	26.5	21.6	96.4	83.9
Software and licenses	22.4	12.1	59.7	52.8
Property, equipment and intangible asset additions	182.3	131.6	634.1	565.9

Assets acquired under capital-related vendor financing arrangements	(43.3)	(32.4)	(162.2)	(140.8)
Changes in liabilities related to capital expenditures	(19.5)	23.6	(64.9)	14.6
Total capital expenditures[24]	€119.5	€122.8	€407.0	€439.7

Property, equipment and intangible asset additions as % of revenue	31.0%	23.8%	27.8%	26.1%

Third-Party Debt, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia's consolidated third-party debt and accrued interest, finance lease obligations and cash and cash equivalents (in millions):

	December 31,		September 30,
	2016		2016
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80.0 million Super Senior Revolving Credit Facility (EURIBOR+2.25%) due 2020		€—	€—
€420.0 million Senior Revolving Credit Facility (EURIBOR+2.75%) due 2020		—	—
Total Senior Credit Facilities		—	—

Senior Secured Notes
5.500% EUR Senior Secured Notes due 2022	€526.5	526.5	526.5
5.125% EUR Senior Secured Notes due 2023	€405.0	405.0	405.0
5.500% USD Senior Secured Notes due 2023	$1,000.0	948.1	890.6
5.625% EUR Senior Secured Notes due 2023	€280.0	280.0	280.0
5.750% EUR Senior Secured Notes due 2023	€405.0	405.0	405.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	521.5	489.8
4.625% EUR Senior Secured Notes due 2026	€420.0	420.0	420.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		5,481.1	5,391.9

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	853.3	801.6
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,553.3	1,501.6

Vendor financing		200.5	167.9
Other third-party debt		370.4	143.3
Finance lease obligations		4.8	4.8
Accrued third-party interest, net of transaction costs		103.8	30.4
Total carrying amount of third-party debt, accrued interest and finance lease obligations		7,713.9	7,239.9

Less:
Cash and cash equivalents		2.8	1.3
Net carrying amount of third-party debt and finance lease obligations[26]		€7,711.1	€7,238.6

Exchange rate ($ to €)		1.0547	1.1228

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UPC Holding Reports Preliminary Fiscal 2016 Results
2016 Organic RGU Additions of 374,000, up 3% year-over-year
Swiss "Connect & Play" Portfolio Resonating with Consumers
Operating Income Nearly Flat in 2016 while 2016 Rebased Segment OCF Growth was 4%, including 7% in Q4
UPC Holding B.V. ("UPC Holding") provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms in seven countries that connected 6.8 million customers subscribing to 13.0 million television, internet and fixed-line telephony services as of December 31, 2016. In addition, UPC Holding served 179,000 mobile subscribers at year-end 2016.

Operating highlights:

•	Added 374,000 RGUs[4] in 2016, including 146,000 in Q4

◦
Full-year performance was driven by 7% higher additions in our Central and Eastern Europe ("CEE") segment, which benefited from our network expansion program, while our Q4 result was supported by improved RGU additions in Switzerland

◦	2016 subscriber additions powered by telephony (199,000) and broadband (170,000) growth

•	Gained 5,000 video subscribers for the full-year of 2016, driven by CEE

◦	Switzerland posted 2,000 video additions in Q4 compared to a loss of 29,000 in Q4 2015, benefiting from lower churn following the successful launch of our "Connect" entry-tier

◦	Q4 CEE video additions of 34,000 were below the prior-year result due to 19,000 fewer additions in our DTH business (mainly in Romania), partly offset by higher gains in our cable footprint

•	Horizon TV subscriber base, including Horizon-Lite[32], increased by 128,000 subscribers in Q4 to just over one million, representing 20% of our total cable video base

◦	All UPC markets now have Horizon TV or Horizon-Lite, following the Romanian launch of Horizon-Lite in November and the Austrian introduction of Horizon TV in October

◦	Added Netflix to our Horizon TV platform in Switzerland in December, further highlighting the one-stop shopping video experience

•
UPC's 2016 broadband[5] performance of 170,000 additions came in below the 187,000 added in the prior year, due to lower gains in Switzerland in the first half of 2016; Q4 total UPC additions of 57,000 RGUs were in-line with the prior-period result

◦	Q4 internet additions were driven by CEE (51,000), with the performance in most countries in line with the prior year

◦	Switzerland/Austria added 6,000 broadband RGUs in Q4, supported by better sales of our new "Connect" and "Connect & Play" portfolios in Switzerland

◦	As of year-end 2016, we had installed 775,000 WiFi Connect boxes across our broadband base, substantially enhancing the WiFi experience throughout the home

▪	Will continue to actively swap Connect boxes for existing data modems in Switzerland and other markets

•	2016 Telephony[6] RGU additions of 199,000 were 21,000 below the prior-year result, largely related to fewer additions in Switzerland and Romania

◦	Q4 fixed-line voice RGU additions of 23,000 in Switzerland/Austria were nearly double year-over-year as we activated more phone lines for Swiss customers migrating to our new basic cable tier

•	Mobile subscriber[7] base grew by 91,000 subscribers in 2016, including 22,000 in Q4

◦
Switzerland added 10,000 new mobile postpaid subscribers in Q4, while Austria generated 6,000 new mobile subscribers on the back of the launch of its enhanced mobile product portfolio with up to 100GB of data per month

•
Implemented average price increases of ~2.3% in Austria and ~2.8% in Switzerland where we increased our legacy basic cable service fee for customers who have not migrated to our new Connect portfolio, both of which became effective January 1, 2017

◦	As we continue to enhance our bundled products and value for our customers, we are doing select price increases in certain CEE markets

•	Business-to-business[12] ("B2B") (including Small office/Home office ("SoHo")) was 11% of UPC's total revenue in 2016 and remains a key focus area

◦	SoHo RGU growth in CEE improved 33% YoY

◦	Obtained new B2B contracts in Switzerland's medium/large enterprise ("MLE") segment in Q4; new SoHo growth initiatives planned for 2017

•	Expanded UPC footprint by approximately 590,000 premises across the CEE region and approximately 50,000 premises in Switzerland/Austria during 2016

◦	Consumer demand has been solid in our new build regions; key focus in 2017 is to further penetrate these newly connected homes

◦	In 2017, we expect to expand our network by ~400,000 homes in the CEE region and ~50,000 homes in Switzerland/Austria

Financial highlights*:

•	Rebased[8] revenue growth of 3% in Q4 to €658 million and 2.5% to €2.57 billion in 2016

◦	Q4 performance was driven by 1.5% rebased growth in our Swiss/Austrian segment and the acceleration of the CEE rebased revenue growth to 6%

▪
The key drivers in Switzerland/Austria were mobile sales and higher cable subscription revenue, which benefited from the net effect of (i) higher ARPU[9] per RGU and (ii) a decline in the number of subscribers on a full-year basis

▪
In CEE, revenue growth accelerated for the fourth consecutive quarter. In Q4, the main driver was subscriber growth, primarily in Romania, Hungary and Poland, partially offset by lower ARPU per RGU in most CEE countries

•	ARPU[9] per customer was €26.98 in Q4 2016, up 1% on a FX neutral basis; including a 4% FX neutral increase year-over-year in Switzerland

•	Operating income declined 4.5% in Q4 to €121 million and remained broadly flat at €480 million in 2016

◦	Represents net impact of Segment OCF changes as further described below and the impact of higher related-party fees and allocations

•	Rebased Segment OCF[13] growth of 7% to €370 million in Q4 and 4% to €1.39 billion in 2016

◦	Our Switzerland/Austria segment posted rebased Segment OCF growth of 5.5% in Q4 and 5% in 2016, benefiting from the aforementioned revenue increases, tight cost controls and Liberty Go efficiencies

◦	Rebased Segment OCF in CEE increased 9% during Q4 and 1.5% in 2016, primarily due to improved revenue growth and Q4 cost containment

◦	UPC's Segment OCF margin[14] was 56.3% in Q4 and 54.1% for the full year, up 180 and 50 basis points, respectively

•
Segment property and equipment additions[15] were 33.5% of revenue in Q4 and 25% for full year 2016, slightly above the high end of our 2016 target range due to higher support capital investments and strong new build push in Q4

◦
The increases in both periods were related to higher investments in line extensions and scalable infrastructure, largely due to our new build activities, as well as higher customer premises equipment spend, especially in Q4

▪	Q4 was also impacted by increased support capital in Switzerland/Austria

◦	Switzerland/Austria reported capital intensity of 21%, while CEE was at 30.5% for 2016

◦	For 2017, we expect P&E additions as a percentage of revenue to range from 22% to 24%

•	At December 31, 2016, our fully-swapped third-party debt borrowing cost[16] was 5.3% and the average tenor of our third-party debt (excluding vendor financing) was nearly eight years

•	In November, we issued a new €600 million term loan facility due 2026 to refinance $600 million of senior secured notes due 2022 and to pay accrued interest and related transaction costs

•
Based on our results for Q4 2016, and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) was 3.08x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.11x, each as calculated in accordance with our most restrictive covenants

•
As of December 31, 2016, we had maximum undrawn commitments of €990 million. When our compliance reporting requirements have been completed and assuming no changes from December 31, 2016 borrowing levels, we anticipate these to be fully available to be drawn based upon our most restrictive debt incurrence covenant

•	Subsequent event: In February, we refinanced Term Loan AN with a new $2,150 million Term Loan AP due April 2025 (Libor + 275 basis points with 0% floor). Term Loan AP was issued at 99.75% of par

* The financial figures contained in this release are prepared in accordance with U.S. GAAP17.

Operating Statistics Summary

	As of and for the three months ended December 31,
	2016	2015

Footprint
Homes Passed[18]	13,472,700	12,771,700
Two-way Homes Passed[19]	13,286,900	12,562,500

Subscribers (RGUs)[4]
Basic Video[20]	1,468,300	1,604,000
Enhanced Video[21]	3,718,600	3,585,500
DTH[33]	839,800	829,400
Total Video	6,026,700	6,018,900

Internet[5]	4,127,100	3,954,100
Telephony[6]	2,857,300	2,658,100
Total RGUs	13,011,100	12,631,100

Q4 Organic RGU Net Additions (Losses)
Basic Video	(35,500)	(52,400)
Enhanced Video	53,200	41,800
DTH	12,100	30,800
Total Video	29,800	20,200

Internet	56,800	56,800
Telephony	59,100	74,700
Total organic RGU net additions	145,700	151,700

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[29]	71.7%	69.1%
Internet as % of Two-way Homes Passed[30]	31.1%	31.5%
Telephony as % of Two-way Homes Passed[30]	21.5%	21.2%

Customer Relationships
Customer Relationships[2]	6,785,100	6,781,900
RGUs per Customer Relationship	1.92	1.86
Q4 Monthly ARPU per Customer Relationship[9]	€26.98	€26.72

Customer Bundling
Single-Play	43.9%	47.1%
Double-Play	20.4%	19.6%
Triple-Play	35.7%	33.3%

Mobile Subscribers[7]
Total Mobile subscribers	178,600	87,500
Q4 organic Mobile net additions	21,700	22,100

Q4 Monthly ARPU per Mobile Subscriber[23]
Excluding interconnect revenue	€19.37	€19.23
Including interconnect revenue	€22.68	€21.95

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2016 and 2015.

	Three months ended December 31,		Rebased Change	Year ended December 31,		Rebased Change
	2016	2015		2016	2015
	in millions, except % amounts
Revenue
Switzerland/Austria	€404.2	€394.7	1.5%	€1,586.4	€1,584.1	1.6%
Central and Eastern Europe	253.8	241.8	5.6%	983.4	960.7	3.9%
Total	€658.0	€636.5	3.0%	€2,569.8	€2,544.8	2.5%

Segment OCF
Switzerland/Austria	€254.4	€239.3	5.5%	€966.7	€937.2	4.8%
Central and Eastern Europe	116.6	108.0	8.8%	426.5	427.1	1.5%
Other	(0.6)	(0.7)	N.M.	(1.7)	(1.5)	N.M.
Total Segment OCF	€370.4	€346.6	6.6%	€1,391.5	€1,362.8	3.7%

Operating income	€120.5	€126.2		€479.8	€480.5
Share-based compensation expense	6.3	3.2		17.0	12.1
Related-party fees and allocations, net	102.2	82.3		341.0	293.1
Depreciation and amortization	139.9	139.2		548.4	572.1
Impairment, restructuring and other operating items, net	1.5	(4.3)		5.3	5.0
Total Segment OCF	€370.4	€346.6		€1,391.5	€1,362.8

Segment OCF as percentage of revenue	56.3%	54.5%		54.1%	53.6%

Operating income as a percentage of revenue	18.3%	19.8%		18.7%	18.9%

N.M. - not meaningful

The following table provides details of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	in millions, except % amounts
Customer premises equipment	€56.6	€18.5	€222.9	€174.5
Scalable infrastructure	43.7	34.2	120.0	98.0
Line extensions	59.7	36.2	144.9	95.6
Upgrade/rebuild	19.7	24.0	68.4	76.8
Support capital	40.5	28.1	94.5	76.4
Property and equipment additions	220.2	141.0	650.7	521.3
Assets acquired under capital-related vendor financing arrangements	(168.1)	(103.8)	(640.0)	(517.8)
Assets contributed by parent company[34]	(4.7)	(3.5)	(17.3)	(16.0)
Assets acquired under capital leases	(7.4)	(0.4)	(12.2)	(1.0)
Changes in current liabilities related to capital expenditures	3.4	(3.4)	193.8	153.2
Total capital expenditures[24]	€43.4	€29.9	€175.0	€139.7

Regional Property and Equipment Additions
Switzerland/Austria	€118.8	€86.7	€334.6	€285.1
Central and Eastern Europe	101.4	84.4	299.6	250.7
Total segment property and equipment additions	220.2	171.1	634.2	535.8
Other[35]	—	(30.1)	16.5	(14.5)
Total	€220.2	€141.0	€650.7	€521.3

Segment property and equipment additions as a percentage of revenue[35]	33.5%	26.9%	24.7%	21.1%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding's consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	December 31,		September 30,
	2016		2016
	Borrowing currency	€ equivalent
Senior Credit Facility
6.875% USD Facility AD due 2022	$—	—	534.4
4.000% EUR Facility AK due 2027	€600.0	600.0	600.0
5.375% USD Facility AL due 2025	$1,140.0	1,080.9	1,015.3
Facility AN (LIBOR + 3.00%) USD due 2024	$2,150.0	2,038.5	1,914.9
Facility AO (EURIBOR + 3.00%) EUR due 2026	€600.0	600.0	—
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AD, AK and AL in consolidation		(1,680.9)	(2,149.7)
Total Senior Credit Facilities		2,638.5	1,914.9

Senior Secured Notes
6.875% USD Senior Secured Notes due 2022	$—	—	534.4
5.375% USD Senior Secured Notes due 2025	$1,140.0	1,080.9	1,015.3
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	600.0
Total Senior Secured Notes		1,680.9	2,149.7

Senior Notes
6.375% EUR Senior Notes due 2022	€600.0	600.0	600.0
6.750% EUR Senior Notes due 2023	€450.0	450.0	450.0
6.750% CHF Senior Notes due 2023	CHF 350.0	326.2	320.7
Total Senior Notes		1,376.2	1,370.7

Vendor financing		736.7	641.7
Capital lease obligations		31.7	24.9
Total third-party debt and capital lease obligations		6,464.0	6,101.9
Unamortized premiums, discounts and deferred financing costs[25]		(44.0)	(42.9)
Total carrying amount of third-party debt and capital lease obligations		6,420.0	6,059.0
Less: cash and cash equivalents		26.8	23.6
Net carrying amount of third-party debt and capital lease obligations[26]		€6,393.2	€6,035.4

Exchange rate ($ to €)		1.0547	1.1228
Exchange rate (CHF to €)		1.0728	1.0913

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Cable & Wireless Reports Preliminary Results for the Period Ended December 31, 2016

QTD Rebased Revenue Growth of 1% to $594 million
Jamaica Mobile Subscriber Base Over 900,000; Up 56,000 in Quarter
Panama "Mast3r" Bundles Gaining Traction
Cable & Wireless Communications Limited ("CWC") is the leading telecommunications operator in substantially all of its consumer markets, which are predominantly located in the Caribbean and Latin America, providing entertainment, information and communication services to 3.5 million mobile, 0.4 million television, 0.6 million internet and 0.8 million fixed-line telephony subscribers. In addition, CWC delivers B2B services and provides wholesale services over its sub-sea and terrestrial networks that connect over 30 markets across the region.

Liberty Global's Acquisition of CWC
On May 16, 2016, a subsidiary of Liberty Global plc ("Liberty Global") acquired CWC (the "Liberty Global Transaction"). Revenue, Adjusted Segment EBITDA27 and subscriber statistics have been presented herein using Liberty Global’s definitions for all periods presented unless otherwise noted. Further adjustments to these metrics are possible as the integration process continues. The results for the three and nine months ended December 31, 2016 ("QTD" and "YTD", respectively) have also been aligned to Liberty Global’s IASB-IFRS36 accounting policies and estimates. Significant policy adjustments have been considered in our calculation of rebased growth rates for revenue and Adjusted Segment EBITDA. For additional information on Liberty Global’s definition of Adjusted Segment EBITDA and rebased growth rates, see footnotes 27 and 37, respectively. A reconciliation of net earnings (loss) to Adjusted Segment EBITDA is included in the Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions15 section below. In addition, effective for the 2016 fiscal year, CWC has changed it's fiscal year end from March 31 to December 31 to conform with Liberty Global.

Operating highlights:

•	Organic increase (decrease) in RGUs[4] of 2,000 YTD and (20,000) QTD were impacted by an adjustment that we recorded in Q4 to eliminate 30,000 non-paying subscribers from our subscriber counts

◦
Internet[5] and telephony[6] subscribers were up 7,000 and 2,000, respectively, YTD on an organic basis, as we increased penetration across our high-speed networks and sold more bundled packages, particularly in Jamaica and Trinidad

◦	Flow Sports drove acquisition and retention of video customers with ~60% of Flow customers across Jamaica and Trinidad citing the Premier League as the main reason they subscribe to Flow TV

•
At December 31, 2016, 11% of our customers[2] subscribed to a triple-play product, 33% to a double-play product, and 56% took only one fixed product from us. While continuing to improve, our bundling ratio of 1.54 RGUs per customer remains relatively low, which provides ample runway for continued RGU growth as we seek to sell additional products to our customers

•	Mobile subscribers[7] grew by 11,000 on an organic basis YTD, and by 50,000 QTD as promotions drove increased sales during the holiday period, particularly in Jamaica and the Bahamas

•	Highlights across our largest markets were as follows:

◦
In Panama, enhanced video subscriber growth accelerated QTD following the launch of our new “Mast3r” bundles during September 2016, and we added 14,000 video subscribers on an organic basis YTD. Of the customers taking our Mast3r products in December, 62% and 13% subscribed to a double-play or triple-play bundle, respectively. Telephony and internet subscribers fell due to continued fixed to mobile substitution, as well as churn from lower-speed sections of our network. Our postpaid mobile subscriber base continued to grow, driven by the strength of our network and service quality, but was more than offset by prepaid subscriber losses due to the continued competitive intensity

◦
Jamaica continued its mobile subscriber momentum with particularly strong growth QTD as mobile subscribers rose by 56,000, moving above 900,000 in total for the first time. We posted 21,000 organic RGU additions QTD with growth across our internet and telephony services driven by improved bundling propositions

◦
In the Bahamas we grew subscribers across mobile, video and internet products YTD.  Momentum is steadily building in our video RGU base through penetration of our newly constructed Fiber-to-the-Home (FttH) network. Despite the entrance into the market of our first mobile competitor in November 2016, we were able to grow our mobile subscriber base by 6,000 QTD through increased data-led promotional activity

◦
Barbados mobile subscribers were broadly stable YTD with an improving trend QTD whereby our base grew by 3,000 following successful data-led promotions during the holiday period. Fixed-line telephony RGUs fell YTD due to a heightened competitive environment combined with customer experience challenges during our ongoing program to upgrade customers from our legacy copper to nationwide fiber based network

◦	Trinidad RGUs were broadly flat YTD on an organic basis as a video decline of 12,000 resulting from increased competition was largely offset by growth in telephony and broadband

Financial highlights*:

•	As compared to the corresponding prior-year periods, on a rebased basis, revenue grew 1% QTD, representing an improving trend relative to previous quarters, and declined 1% YTD

◦
Mobile revenue declined 5% QTD and 3% YTD. These decreases were primarily due to a 10% reduction in the Bahamas driven by lower ARPUs, as we increased promotional activity following the launch of a competitor, and reduced roaming revenue. Jamaica continued to perform strongly with subscriber and ARPU[9] growth driving revenue up 15% QTD and 21% YTD. Panama, our most competitive market, saw mobile revenue flat YTD and 2% lower QTD

◦
Internet revenue was flat QTD and grew 3% YTD on a rebased basis. Trinidad was up 15% QTD and 11% YTD as we grew our subscriber base with headline speeds of 1Gbps. Overall growth was partially offset by Barbados, where network migration activity combined with competition led to revenue declines of 4% QTD and 1% YTD, and by Panama, where revenue declined 9% QTD and 5% YTD, as we continued to see churn to our competitor in areas where we have lower speed connectivity

◦
Video revenue declined 2% QTD and YTD. Trinidad was primarily responsible for this performance with revenue 13% lower in both periods, driven by subscriber losses following the introduction of two new video competitors. Jamaica also experienced video revenue declines of 8% QTD and 9% YTD as the entry of a new competitor affected our momentum in this market. Panama saw some improvement, up 8% QTD and 11% YTD following a renewed focus on this segment with network upgrades and the launch of our Mast3r bundles

◦
Fixed-line telephony revenue was down 3% QTD and 5% YTD. We made good progress bundling our fixed voice services YTD; however, this was more than offset by reduced ARPUs. Jamaica is the only one of our largest markets to have grown telephony revenue both QTD and YTD through increased international interconnect activity

◦
Managed services revenue grew strongly, up 17% QTD and 5% YTD. Performance during the quarter was driven by Panama where revenue grew 37% (up 5% YTD). This increase was primarily caused by significant project-related revenue QTD, which balanced the lower project-related revenue reported in the quarter ended September 30, 2016. Our managed services business continued to build momentum, growing recurring revenue by 10% QTD versus the prior-year period

◦
Wholesale revenue, primarily representing our sub-sea business, was up 6% QTD and flat YTD. The improved performance QTD was in part due to the receipt of $1 million from a customer for whom we have been recognizing revenue on a cash basis since April 1, 2016

•
Effective April 1, 2016, we began recognizing revenue on a cash, rather than accrual, basis with respect to two of our more significant B2B customers due primarily to unfavorable collection experience and unfavorable macroeconomic factors. We recognized revenue of $3 million and $9 million during the three and nine months ended December 31, 2015, respectively, with respect to these customers. The aggregate amount that we billed, but did not recognize, with respect to these customers during the three and nine months ended December 31, 2016 was approximately $3 million and $11 million, respectively

•
Net loss was $622 million QTD, as compared to a net loss of $30 million in the prior year quarter. YTD we recorded a net loss of $745 million, as compared to a net loss of $50 million in the prior year. The net loss for the quarter and year-to-date period includes an impairment charge to reduce goodwill by $685 million. The impaired goodwill originated from our acquisition of Columbus, which was completed on March 31, 2015, and is primarily related to our Trinidad segment, and to a much lesser extent, our Networks and Curacao segments

•
QTD Adjusted Segment EBITDA of $216 million and YTD Adjusted Segment EBITDA of $627 million, were 2% lower and flat, respectively. In both periods, Adjusted Segment EBITDA was primarily driven by reduced integration costs, the realization of staff- and network-related synergies following the Columbus acquisition, and further cost discipline across CWC’s markets. These improvements were partly offset by higher charges for doubtful accounts and increased programming costs primarily related to the Premier League

•	Our portion of Adjusted Segment EBITDA, after giving effect to the non-controlling interests' share, ("Proportionate Adjusted Segment EBITDA")[38] would be $165 million QTD and $475 million YTD

•	Property, equipment and intangible asset additions represented 20% of revenue YTD versus 22% in the prior-year period and 23% of revenue QTD versus 19% in the prior-year period

◦
The YTD reduction was driven by lower mobile network investment in Jamaica, reduced sub-sea related spend after the completion of the PCCS (Panama Caribbean Cable System) in 2015 and reduced network investment in Barbados following completion of our pan-island fiber network in 2015. The overall decrease was partly offset QTD by hurricane replacement costs in the Bahamas and further upgrades from one-way to two-way HFC in Panama where we have upgraded 64,000 homes in total YTD

◦
Looking ahead, we expect our 2017 P&E additions as a percentage of revenue to range between 21% and 23% as we will continue our new build and upgrade program in 2017 with 250,000 homes targeted (most of which are upgrades)

•
At December 31, 2016, our total net debt was $3.3 billion, our Proportionate Net Debt[38] was $3.2 billion, our fully-swapped third-party debt borrowing cost[16] was 7.0%, and the average tenor of our third-party debt was five years

•
In November, we issued a new $300 million term loan facility. The proceeds were used to repay drawings under our revolving credit facility and for general corporate purposes, including related transaction costs

•
Based on QTD Results, our Consolidated Net Leverage Ratio[39] was 2.9x. As of December 31, 2016, we had maximum unused borrowing capacity of $757 million, including $132 million under our regional facilities. When our compliance reporting requirements have been completed and assuming no changes from December 31, 2016 borrowing levels, we anticipate that availability under our revolving credit facility will be limited to $481 million and that the full unused borrowing capacity under our regional facilities will be available to be borrowed

*
The financial figures contained in this release are prepared in accordance with IASB-IFRS[36]. CWC's financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP[17]. There are significant differences between the U.S. GAAP and IASB-IFRS presentations of our consolidated financial statements.

Operating Statistics Summary*

	As of and for the three months ended December 31,
	2016	2015
Footprint
Homes Passed [18]	1,893,700	1,802,900
Two-way Homes Passed [19]	1,762,400	1,495,200

Subscribers (RGUs)[4]
Basic Video[20]	10,100	12,900
Enhanced Video[21]	355,900	398,700
DTH[33]	39,700	26,300
Total Video	405,700	437,900

Internet[5]	602,700	622,900
Telephony[6]	775,400	798,200
Total RGUs	1,783,800	1,859,000

Organic RGU Net Additions (Losses)
Basic Video	(2,000)	(300)
Enhanced Video	(3,600)	(2,700)
DTH	(3,800)	5,600
Total Video	(9,400)	2,600

Internet	(5,500)	18,400
Telephony	(5,500)	7,400
Total organic RGU net additions (losses)	(20,400)	28,400

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[29]	97.2%	96.9%
Internet as % of Two-way Homes Passed[30]	34.2%	41.7%
Telephony as % of Two-way Homes Passed[30]	44.0%	53.4%

Customer Relationships
Customer Relationships[2]	1,157,500	1,247,200
RGUs per Customer Relationship	1.54	1.49
Monthly ARPU per Customer Relationship[9]	$34.77	$37.08

Customer Bundling
Single-Play	56.6%	58.5%
Double-Play	32.7%	33.9%
Triple-Play	10.7%	7.6%

Mobile Subscribers[7]
Postpaid	310,800	302,300
Prepaid	3,216,000	3,507,200
Total Mobile subscribers	3,526,800	3,809,500

Postpaid net additions (losses)	(10,600)	5,400
Prepaid net additions (losses)	59,100	(5,000)
Total organic Mobile net additions	48,500	400

Monthly ARPU per Mobile Subscriber[23]
Excluding interconnect revenue	$16.01	$16.88
Including interconnect revenue	$17.17	$18.09

*
With the exception of the presentation of SOHO RGUs, subscriber statistics are generally presented in accordance with Liberty Global’s policies. Liberty Global normally includes SOHO subscribers in its RGU counts. SOHO subscribers have not been included in CWC’s RGU counts pending further verification. Liberty Global’s review of CWC’s subscriber policies is ongoing and further adjustments are possible.

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions*

The following table reflects preliminary unaudited selected financial results for (i) the three months ended June 30, 2016 and 2015, (ii) the three months ended September 30, 2016 and 2015 and (iii) the three and nine months ended December 31, 2016 and 2015.

	Three months ended June 30,		Rebased	Three months ended September 30,		Rebased	Three months ended December 31,		Rebased	Nine months ended December 31,		Rebased
	2016	2015	Change**	2016	2015	Change**	2016	2015	Change**	2016	2015	Change**
	in millions, except % amounts
Revenue
Caribbean	$265.0	$268.3	1.2%	$265.3	$279.6	(2.1%)	$269.1	$277.3	(0.1%)	$799.4	$825.2	(0.3%)
Panama	157.5	157.5	—%	154.1	164.5	(6.3%)	166.8	161.4	3.3%	478.4	483.4	(1.0%)
BTC	75.4	82.1	(8.2%)	72.2	79.9	(9.6%)	72.8	80.7	(9.8%)	220.4	242.7	(9.2%)
Networks and LatAm	68.7	66.3	6.1%	71.7	66.4	9.9%	79.5	69.6	15.0%	219.9	202.3	10.4%
Seychelles	14.5	13.1	8.9%	14.9	13.9	9.6%	14.7	14.9	4.3%	44.1	41.9	7.5%
	581.1	587.3	0.3%	578.2	604.3	(2.7%)	602.9	603.9	1.4%	1,762.2	1,795.5	(0.4%)
Corporate and intersegment eliminations	(7.5)	(4.3)	N.M.	(10.6)	(4.6)	N.M.	(8.6)	(4.5)	N.M.	(26.7)	(13.4)	N.M.
Total revenue	$573.6	$583.0	(0.3%)	$567.6	$599.7	(3.7%)	$594.3	$599.4	0.7%	$1,735.5	$1,782.1	(1.1%)

Adjusted Segment EBITDA	$201.4	$194.7	1.9%	$210.0	$207.4	1.1%	$215.5	$218.3	(2.0%)	$626.9	$620.4	0.3%
_______________
N.M. – Not meaningful

*
Effective with the current period, we have presented the revenue of our reportable segments rather than our geographic segments. Accordingly, we have presented quarterly revenue of our reportable segments for all current fiscal periods in 2016 and comparative periods in 2015.

**
The rebased change compares revenue and Adjusted Segment EBITDA to the corresponding periods in the prior year and includes adjustments to neutralize FX and accounting policy differences. For additional information regarding our rebased calculations, see footnote 37.

The following table reflects a reconciliation of our preliminary unaudited net earnings (loss) to Adjusted Segment EBITDA for (i) the three months ended June 30, 2016 and 2015, (ii) the three months ended September 30, 2016 and 2015 and (iii) the three and nine months ended December 31, 2016 and 2015.

	Three months ended June 30,		Three months ended September 30,		Three months ended December 31,		Nine months ended December 31,
	2016	2015	2016	2015	2016	2015	2016	2015
	in millions, except % amounts
Net earnings (loss)	$(105.2)	$(21.9)	$(18.2)	$1.6	$(621.6)	$(29.9)	$(745.0)	$(50.2)
Finance expense	80.7	58.1	64.0	59.0	63.5	58.6	208.2	175.7
Realized and unrealized (gains) losses on derivative instruments, net	33.2	18.0	(6.9)	31.2	(25.2)	27.4	1.1	76.6
Foreign currency transaction (gains) losses, net	(5.1)	23.8	(1.8)	(14.0)	(8.0)	(2.8)	(14.9)	7.0
Losses on debt extinguishment	41.8	—	—	23.2	0.6	—	42.4	23.2
Finance income	(2.6)	(3.6)	(4.3)	(3.3)	(3.1)	(3.4)	(10.0)	(10.3)
Other (income) expense, net	0.9	—	(2.1)	—	0.1	—	(1.1)	—
Income tax expense (benefit)	12.3	16.6	26.3	2.2	(3.9)	16.1	34.7	34.9
Operating income (loss)	56.0	91.0	57.0	99.9	(597.6)	66.0	(484.6)	256.9
Depreciation, amortization and impairment*	114.6	98.9	156.4	102.2	813.6	103.0	1,084.6	304.1
Included in other operating expense/income:
Restructuring and other operating items, net**	(19.7)	2.3	1.6	1.0	4.6	17.4	(13.5)	20.7
Direct acquisition costs	51.5	—	1.0	—	0.7	30.0	53.2	30.0
Legal provision releases**	(23.5)	—	—	—	(3.2)	—	(26.7)	—
Loss (gain) on disposal of property and equipment, net	(2.0)	0.6	(8.8)	0.1	(2.9)	—	(13.7)	0.7
Share of results of joint ventures and associates	—	—	0.1	1.0	(1.2)	(1.0)	(1.1)	—
Share-based compensation expense	24.5	1.9	2.7	3.2	1.5	2.9	28.7	8.0
Adjusted Segment EBITDA	$201.4	$194.7	$210.0	$207.4	$215.5	$218.3	$626.9	$620.4

Adjusted Segment EBITDA as a percentage of revenue	35.1%	33.4%	37.0%	34.6%	36.3%	36.4%	36.1%	34.8%

Property, equipment and intangible asset additions	$119.6	$130.8	$95.7	$152.5	$136.7	$115.6	$352.0	$398.9

Property, equipment and intangible asset additions as a percentage of revenue	20.9%	22.4%	16.9%	25.4%	23.0%	19.3%	20.3%	22.4%
_______________

*
The net loss for the three and nine months ended December 31, 2016 includes an impairment charge to reduce goodwill by $685 million. The impaired goodwill originated from our acquisition of Columbus, which was completed on March 31, 2015, and is primarily related to our Trinidad segment, and to a much lesser extent, our Networks and Curacao segments.

**
In connection with Liberty Global’s ongoing review of our accounting policies and estimates following the Liberty Global Transaction, certain accruals that were originally recorded in prior periods have been released. In this respect, for the nine months ended December 31, 2016, (i) Legal provision releases include the release of litigation accruals aggregating $26.7 million and (ii) Restructuring and other operating items, net, include the release of restructuring accruals aggregating $30.2 million.

The following table reflects CWC's revenue for the three and nine months ended December 31, 2016 by product:

	Three-month Period			Nine-month Period
	Revenue	Percentage of total revenue	Rebased change*	Revenue	Percentage of total revenue	Rebased change*
	in millions, except % amounts
Product**:
Mobile	$225.5	38.0%	(4.6)%	$678.6	39.2%	(3.0)%
Managed services	110.4	18.6%	17.2%	288.9	16.7%	5.1%
Fixed voice	90.5	15.2%	(3.4)%	273.2	15.7%	(5.4)%
Internet	69.4	11.7%	0.2%	210.7	12.1%	3.2%
Wholesale	51.9	8.7%	5.5%	144.7	8.3%	(0.2)%
Video	46.6	7.8%	(1.8)%	139.4	8.0%	(2.3)%
Total	$594.3	100.0%	0.7%	$1,735.5	100.0%	(1.1)%
_______________

*
The rebased change compares revenue and Adjusted Segment EBITDA for the three and nine months ended December 31, 2016 to the corresponding periods in the prior year and includes adjustments to neutralize FX and accounting policy differences. For additional information regarding our calculations of rebased growth, see footnote 37.

**	The revenue shown for mobile, fixed voice, internet and video includes both subscription and non-subscription revenue related to these products.
Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of CWC's consolidated third-party debt, finance lease obligations and cash and cash equivalents (in millions):

	December 31,		September 30,
	2016		2016
	Borrowing currency	$ equivalent

Senior Credit Facility
CWC Term Loans due 2022 (LIBOR + 4.75%)	$1,100.0	$1,100.0	$800.0
$625.0 million USD Revolving Credit Facility (LIBOR +3.5%) due 2021		—	288.0
Total Senior Credit Facility		1,100.0	1,088.0

Senior Notes
8.625% GBP Unsecured Bonds due 2019	£146.7	181.1	190.3
7.375% USD Unsecured Notes due 2021	$1,250.0	1,250.0	1,250.0
6.875% USD Unsecured Notes due 2022	$750.0	750.0	750.0
Total Senior Notes		2,181.1	2,190.3

Other Regional Debt*		311.9	286.4
Finance lease obligations		15.5	14.0
Total third-party debt and finance lease obligations		3,608.5	3,578.7
Unamortized premiums, discounts and deferred financing costs[25]		(60.0)	(60.1)
Total carrying amount of third-party debt and finance lease obligations		3,548.5	3,518.6
Less: cash and cash equivalents		271.2	230.7
Net carrying amount of third-party debt and finance lease obligations[26]		$3,277.3	$3,287.9

Exchange rate (£ to $)		0.8100	0.7710
_______________

*	Represents loans and facilities denominated in U.S. dollars or currencies linked to the U.S. dollar.

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VTR Reports Preliminary Fiscal 2016 Results

Product Enhancements & New Build Fuel 66,000 Customer Adds in '16
Broadband RGU Additions of 88,000 in 2016, Best Result in Nine Years
Mobile Subscriptions Increased 26% Year-over-Year to 166,000
Solid 2016 Financial Results including 6% Rebased Revenue Growth

VTR Finance B.V. ("VTR Finance"), through VTR.com ("VTR"), is the leading cable operator in Chile, offering video, broadband internet, fixed-line telephony and mobile voice and data services to its 1.3 million customers at December 31, 2016.

Operating highlights:

•	Record customer[2] additions of 66,000 in 2016, a 72% increase from 38,000 adds in 2015

◦	2016 RGU[4] additions of 77,000, in-line with prior-year performance, as improvements in broadband and video were offset by ongoing weakness in fixed-line voice

◦	Attractive “Vive” bundles, featuring the best HD channel line-up in Chile and super-fast broadband speeds of up to 160 Mbps, fueled subscriber performance

◦	Enhanced customer experience by deploying 110,000 next-gen WiFi "Connect Boxes" in 2016

◦	Boosted broadband speed in core bundle from 100 Mbps to 120 Mbps in February 2017

◦	Expanded the reach of our new video-on-demand ("VOD") user interface throughout 2016

▪	Nearly one million video customers now have access to next-generation VOD

▪	Launched new marketing campaign centered on our innovative VOD functionality in November 2016 and achieved record VOD penetration in December, reaching 25% of our enhanced video base

•	Delivered over 130,000 new/upgraded homes in 2016; 175,000 additional homes targeted in 2017, including upgrades

◦	Finished 2016 with over 3.2 million homes passed[18], a 5% year-over-year increase

•	Commercial B2B strategy launched in April 2016, focused primarily on SOHO segment

◦	Added 26,000 organic SOHO RGUs during 2016 in the division's first year

◦	Marketing campaign highlights unique value proposition combining superior broadband speeds and dedicated B2B customer service

•	Mobile[7] base increased by 34,000 subscribers to 166,000 during 2016, including 13,000 in Q4 2016

◦	Operational improvements and refreshed packages drove 2016 performance

◦	95% of mobile base now taking a post-paid subscription; nearly all of our mobile sales are coming from existing cable customers

Financial highlights*:

•	Revenue for Q4 and FY 2016 increased 6% to CLP 151 billion and CLP 581 billion, respectively

◦	Increases driven by (i) higher ARPU[9] per RGU and increases in average numbers of subscribers and (ii) mobile subscription revenue, driven by subscriber growth and higher ARPU

◦
FY 2016 includes adjustments to reflect the retroactive application of an ancillary services tariff, including (i) a CLP 3.1 billion revenue increase due to unfavorable adjustments recorded during the first and third quarters of 2015 and (ii) a CLP 2.6 billion revenue decrease due to impact of unfavorable adjustments recorded during the first and second quarters of 2016.

•	ARPU per customer relationship grew 2% year-over-year in Q4 2016 to CLP 33,953

•	Operating income increased 13% in FY 2016 to CLP 124 billion and 26% in Q4 to CLP 39 billion

◦	Represents net impact of increased Segment OCF, as described below, decreases in depreciation and amortization and higher restructuring charges during the FY 2016 period

•	Q4 and FY 2016 Segment OCF[13] growth of 9% and 7% to CLP 63 billion and CLP 229 billion, respectively

◦	Increases are due to Q4 and FY 2016 revenue growth, partially offset by higher programming, call center and mobile handset costs

◦	FY 2016 includes impact of prior period adjustment of CLP 1.4 billion for a February 2015 tariff decline that was retroactive to May 2014

•	Property & equipment additions[15] increased in 2016 to CLP 132 billion, including CLP 26 billion in Q4

◦
Our P&E additions as a percentage of revenue increased to 23% in FY 2016, in-line with our guidance range, as compared to 18% in the prior-year period, mainly due to higher CPE costs and our increased investment in scalable infrastructure and line extensions in connection with our new build/upgrade program

◦	Looking ahead, we expect our FY 2017 P&E additions as a percentage of revenue to range between 21% to 23%, as we expect to continue our new build and upgrade program in 2017

•	As of December 31, 2016 our fully-swapped third-party debt borrowing cost[16] was 6.5% and the average tenor of our third-party debt (excluding vendor financing) was approximately seven years

•
Based on our results for Q4 2016, and subject to the completion of our corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio[40] was 3.63x, calculated in accordance with the indenture governing the senior secured notes

•
At December 31, 2016, we had maximum undrawn commitments of $160 million (CLP 107 billion) and CLP 22 billion. When our Q4 compliance reporting requirements have been completed and assuming no changes from December 31, 2016 borrowing levels, we anticipate that the full amount of our unused commitments will continue to be available to be drawn

* The financial figures contained in this release are prepared in accordance with U.S. GAAP17.

Operating Statistics Summary

	As of and for the three months ended December 31,
	2016	2015

Footprint
Homes Passed [18]	3,216,600	3,061,500
Two-way Homes Passed [19]	2,710,500	2,545,100

Subscribers (RGUs)[4]
Basic Video[20]	79,500	93,800
Enhanced Video[21]	967,800	932,200
Total Video	1,047,300	1,026,000

Internet[5]	1,091,200	1,003,100
Telephony[6]	657,000	689,900
Total RGUs	2,795,500	2,719,000

Q4 Organic RGU Net Additions (Losses)
Basic Video	(2,900)	(3,700)
Enhanced Video	5,400	3,500
Total Video	2,500	(200)

Internet	14,400	9,500
Telephony	(6,600)	(9,100)
Total organic RGU net additions	10,300	200

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[29]	92.4%	90.9%
Internet as % of Two-way Homes Passed[30]	40.3%	39.4%
Telephony as % of Two-way Homes Passed[30]	24.2%	27.1%

Customer Relationships
Customer Relationships[2]	1,328,900	1,263,400
RGUs per Customer Relationship	2.10	2.15
Q4 Monthly ARPU per Customer Relationship[9]	CLP 33,953	CLP 33,382

Customer Bundling
Single-Play	31.3%	30.5%
Double-Play	27.0%	23.7%
Triple-Play	41.7%	45.8%

Mobile Subscribers[7]
Postpaid	158,200	121,100
Prepaid	8,000	10,900
Total Mobile subscribers	166,200	132,000

Q4 Postpaid net additions	13,900	(900)
Q4 Prepaid net losses	(500)	(1,100)
Total organic Mobile net additions	13,400	(2,000)

Q4 Monthly ARPU per Mobile Subscriber[23]
Excluding interconnect revenue	CLP 16,215	CLP 15,946
Including interconnect revenue	CLP 17,718	CLP 17,391

Financial Results, Segment OCF Reconciliation and Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2016 and 2015.

	Three months ended December 31,			Year ended December 31,
	2016	2015	Change	2016	2015	Change
	CLP in billions, except % amounts
Revenue	151.3	142.4	6.3%	580.6	547.5	6.0%

Segment OCF	62.6	57.2	9.4%	229.0	214.4	6.8%

Operating income	39.2	31.0		123.8	109.5
Share-based compensation expense	0.9	(0.6)		3.0	0.4
Related-party fees and allocations	2.1	3.0		10.1	8.6
Depreciation and amortization	20.1	24.0		82.1	92.6
Impairment, restructuring and other operating items, net	0.3	(0.2)		10.0	3.3
Segment OCF	62.6	57.2		229.0	214.4

Segment OCF as a percentage of revenue	41.4%	40.2%		39.4%	39.2%

Operating income as a percentage of revenue	25.9%	21.8%		21.3%	20.0%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	CLP in billions, except % amounts

Customer premises equipment	12.1	5.6	63.6	47.3
Scalable infrastructure	4.7	1.9	21.8	19.3
Line extensions/new build	1.7	2.4	16.8	9.0
Upgrade/rebuild	0.2	0.1	2.0	1.6
Support capital	7.6	4.0	27.6	19.2
Property and equipment additions	26.3	14.0	131.8	96.4

Assets acquired under capital-related vendor financing arrangements	(7.8)	—	(30.5)	—
Assets acquired under capital leases	(0.1)	—	(0.5)	—
Changes in liabilities related to capital expenditures (including related-party amounts)	(0.5)	9.0	(15.9)	5.4
Total capital expenditures[24]	17.9	23.0	84.9	101.8

Property and equipment additions as % of revenue	17.4%	9.8%	22.7%	17.6%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's consolidated third-party debt, capital lease obligations and cash and cash equivalents:

December 31,			September 30,
2016			2016
Borrowing currency in millions		CLP equivalent in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	938.3	919.6
$160.0 million VTR USD Credit Facility due 2020		—	—
CLP 22,000.0 million VTR CLP Credit Facility due 2019		—	—
Vendor Financing		32.7	23.4
Capital lease obligations		0.4	0.5
Total third-party debt and capital lease obligations		971.4	943.5
Deferred financing costs[25]		(16.5)	(16.8)
Total carrying amount of third-party debt and capital lease obligations		954.9	926.7
Less: cash and cash equivalents		83.7	75.7
Net carrying amount of third-party debt and capital lease obligations[26]		871.2	851.0

Exchange rate (CLP to $)		670.2	656.9

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expected RGU additions; expected growth with respect to revenue, OCF and Adjusted EBITDA; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including product and equipment enhancements and upgrades; plans and expectations relating to new build and network upgrade activities; expectations with respect to the integration of acquired businesses including Arqiva WiFi, UTV Ireland and TV3 Group; future P&E additions as a percentage of revenue; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global’s most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 125 675 2347	Paul Fincham	+44 333 000 2900

Cable & Wireless Investor Relations		Cable & Wireless Corporate Communications:
Kunal Patel	+1 786 376 9294	Claudia Restrepo	+1 786 218 0407

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our 25 million customers who subscribe to over 50 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 5 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 11 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended December 31, 2016
					Video
	Homes Passed(18)	Two-way Homes Passed(19)	Customer Relationships(2)	Total RGUs(4)	Basic Video Subscribers(20)	Enhanced Video Subscribers(21)	DTH Subscribers(33)	Total Video	Internet Subscribers(5)	Telephony Subscribers(6)

Operating Data
Switzerland[41]	2,236,800	2,236,800	1,294,700	2,513,400	576,500	675,200	—	1,251,700	749,800	511,900
Austria	1,391,400	1,391,400	654,000	1,411,300	115,700	367,300	—	483,000	502,800	425,500
Poland	3,157,600	3,094,900	1,439,200	2,954,100	209,600	1,004,900	—	1,214,500	1,105,100	634,500
Hungary	1,731,400	1,713,900	1,112,700	2,167,300	131,200	532,200	292,000	955,400	632,100	579,800
Romania	2,887,700	2,838,400	1,296,000	2,273,600	263,400	640,400	363,500	1,267,300	535,400	470,900
Czech Republic	1,480,000	1,446,700	714,000	1,233,000	143,400	354,800	111,500	609,700	473,900	149,400
Slovakia	587,800	564,800	274,500	458,400	28,500	143,800	72,800	245,100	128,000	85,300
Total UPC Holding	13,472,700	13,286,900	6,785,100	13,011,100	1,468,300	3,718,600	839,800	6,026,700	4,127,100	2,857,300

United Kingdom	13,459,200	13,446,400	5,284,000	13,035,900	—	3,729,100	—	3,729,100	4,916,700	4,390,100
Ireland	852,300	807,500	454,700	1,020,700	29,700	275,100	—	304,800	363,500	352,400
Total Virgin Media	14,311,500	14,253,900	5,738,700	14,056,600	29,700	4,004,200	—	4,033,900	5,280,200	4,742,500

Panama	527,800	416,300	336,000	453,400	—	42,800	39,700	82,500	95,700	275,200
Jamaica	424,300	424,300	295,900	496,000	—	102,500	—	102,500	172,300	221,200
Trinidad and Tobago	310,500	310,500	166,400	271,400	—	117,200	—	117,200	123,500	30,700
Barbados	121,800	121,800	92,200	162,500	—	18,400	—	18,400	62,500	81,600
Bahamas	155,000	155,000	55,200	83,100	—	1,600	—	1,600	26,400	55,100
Other	354,300	334,500	211,800	317,400	10,100	73,400	—	83,500	122,300	111,600
Total CWC	1,893,700	1,762,400	1,157,500	1,783,800	10,100	355,900	39,700	405,700	602,700	775,400

Q4 Organic Subscriber Variance
Switzerland	9,900	9,900	4,900	15,700	(10,700)	12,700	—	2,000	1,100	12,600
Austria	5,600	5,600	1,200	9,300	(4,700)	(1,000)	—	(5,700)	4,800	10,200
Poland	62,400	63,500	9,500	29,100	(7,200)	14,600	—	7,400	19,000	2,700
Hungary	26,300	26,300	400	20,500	(10,200)	12,900	(3,400)	(700)	11,600	9,600
Romania	74,200	83,900	16,100	45,600	(10,400)	10,800	14,000	14,400	10,000	21,200
Czech Republic	34,900	34,900	4,200	15,100	9,300	1,800	(2,100)	9,000	8,200	(2,100)
Slovakia	28,000	29,100	3,900	10,400	(1,600)	1,400	3,600	3,400	2,100	4,900
Total UPC Holding	241,300	253,200	40,200	145,700	(35,500)	53,200	12,100	29,800	56,800	59,100

United Kingdom	64,900	67,500	34,100	35,700	—	5,600	—	5,600	48,800	(18,700)
Ireland	10,200	14,900	(3,000)	(7,500)	1,000	(8,400)	—	(7,400)	(300)	200
Total Virgin Media	75,100	82,400	31,100	28,200	1,000	(2,800)	—	(1,800)	48,500	(18,500)

Panama	—	64,000	(42,400)	(12,800)	—	5,000	(3,800)	1,200	(5,400)	(8,600)
Jamaica	—	—	(5,200)	(1,000)	—	(3,000)	—	(3,000)	(900)	2,900
Trinidad and Tobago	—	—	(3,100)	(700)	—	(4,400)	—	(4,400)	100	3,600
Barbados	—	—	(2,300)	(7,400)	—	(1,500)	—	(1,500)	(3,600)	(2,300)
Bahamas	—	—	200	2,300	—	700	—	700	1,500	100
Other	—	—	(700)	(800)	(2,000)	(400)	—	(2,400)	2,800	(1,200)
Total CWC	—	64,000	(53,500)	(20,400)	(2,000)	(3,600)	(3,800)	(9,400)	(5,500)	(5,500)

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended December 31, 2016

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers[7]

Switzerland[41]	—	80,300	80,300
Austria	—	30,500	30,500
Poland	—	5,300	5,300
Hungary	—	62,500	62,500
Romania	—	—	—
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	178,600	178,600

United Kingdom	638,600	2,383,700	3,022,300
Ireland	—	17,900	17,900
Total Virgin Media	638,600	2,401,600	3,040,200

Panama	1,566,500	169,800	1,736,300
Jamaica	922,100	22,700	944,800
Trinidad and Tobago	—	—	—
Barbados	101,900	29,600	131,500
Bahamas	282,600	32,600	315,200
Other	342,900	56,100	399,000
Total CWC	3,216,000	310,800	3,526,800

Organic Mobile Subscriber Variance	December 31, 2016 vs. September 30, 2016

Switzerland	—	10,200	10,200
Austria	—	6,200	6,200
Poland	—	(500)	(500)
Hungary	—	5,800	5,800
Romania	—	—	—
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	21,700	21,700

United Kingdom	(8,000)	1,900	(6,100)
Ireland	—	4,300	4,300
Total Virgin Media	(8,000)	6,200	(1,800)

Panama	(20,100)	(3,800)	(23,900)
Jamaica	55,800	200	56,000
Trinidad and Tobago	—	—	—
Barbados	3,400	(900)	2,500
Bahamas	11,600	(5,600)	6,000
Other	8,400	(500)	7,900
Total CWC	59,100	(10,600)	48,500

Footnotes

[1]
Project Lightning premises includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been built as part of our Network Extension Program in the U.K. and Ireland. We have added 566,700 premises on a cumulative basis since the program commenced in Q1 2015. These additions include (1) 118,500 technical upgrade residential premises (93,200 in 2015 and 25,300 in 2016) where construction was required to re-activate the network and make these homes two-way capable and (2) 19,400 commercial premises (5,700 additions in 2015 and 13,700 additions in 2016). Including technical upgrades and commercial premises, we have connected 313,600 premises to our network through Project Lightning during 2016.

In addition, through Project Lightning, Virgin Media identified additional marketable homes on its existing footprint of approximately 28,000 during 2016. These homes required no construction activity.

[2]
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

[3]
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

[4]
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2016 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

[5]
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 45,600 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 97,400 subscribers who have requested and received this service.

[6]
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 34,900 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 88,900 subscribers who have requested and received this service.

[7]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. During the fourth quarter we made a nonorganic adjustment to our post pay mobile subscriber count in the U.K. to include 13,500 subscribers who had previously been presented within the prepay subscriber count.

[8]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three months and year ended December 31, 2015 of the applicable borrowing groups to (i) in the case of the Virgin Media borrowing group, include the pre-acquisition revenue and Segment OCF of three small entities acquired during 2015 and 2016 in our rebased amounts for the three months and year ended December 31, 2015 to the same extent that the revenue and Segment OCF of such entities is included in our results for the three months and year ended December 31, 2016, (ii) in the case of the UPC Holding borrowing group, include the pre-acquisition revenue and Segment OCF of two small entities acquired during 2016 in our rebased amounts for the three months and year ended December 31, 2015 to the same extent that the revenue and Segment OCF of such entities is included in our results for the three months and year ended December 31, 2016, (iii) in the case of the Virgin Media borrowing group, exclude the pre-disposition revenue and Segment OCF of (a) our "offnet" subscribers in Virgin Media that were disposed in the fourth quarter of 2014 and the first half of 2015 and (b) our Irish MMDS (as defined below) customer base from our rebased amounts for the three months and year ended December 31, 2015 to the same extent that the revenue and Segment OCF of these disposed subscribers is excluded from our results for the three months and year ended December 31, 2016, and (iv) in the case of the Virgin Media and UPC Holding borrowing groups, reflect the translation of our rebased amounts for the three months and year ended December 31, 2015 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2016. For further information on the calculation of rebased growth rates, see the discussion in

Revenue and Operating Cash Flow in Liberty Global's press release dated February 15, 2017, Liberty Global Reports Fiscal 2016 Results. The following table provides adjustments made to the 2015 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Revenue		OCF
	Three months ended December 31, 2015	Twelve months ended December 31, 2015	Three months ended December 31, 2015	Twelve months ended December 31, 2015
	in millions
Virgin Media
Acquisition	£16.6	£45.8	£(2.8)	£(7.2)
Dispositions	(2.0)	(11.4)	(1.3)	(5.3)
Foreign Currency	13.2	32.3	6.3	14.7
Total increase	£27.8	£66.7	£2.2	£2.2

UPC Holding
Acquisition	€2.6	€4.4	€1.4	€2.3
Foreign Currency	(0.6)	(41.5)	(0.6)	(23.3)
Total decrease	€2.0	€(37.1)	€0.8	€(21.0)

[9]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship or mobile subscriber, as applicable, and is calculated by dividing the average monthly cable subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) or mobile subscription revenue, as applicable, for the indicated period, by the average of the opening and closing balances for customer relationships or mobile subscribers, as applicable, for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber, as applicable, is not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly cable subscription revenue for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable.

[10]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[11]
In November 2014, Virgin Media introduced a new mobile program in the U.K. whereby customers can elect to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract (the "Freestyle" mobile proposition). Under Freestyle contractual arrangements, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle contracts in November 2014, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

[12]
B2B revenue includes revenue from business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators. B2B revenue for Virgin Media includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. In connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred B2B revenue is accounting for £1 million and £9 million of the rebased increase to Virgin Media's B2B revenue for the three months and year ended December 31, 2016, respectively.

[13]
Segment OCF is the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of Segment OCF to operating income is presented in the applicable sections of this release.

[14]	Segment OCF margin and Adjusted Segment EBITDA as a percentage of revenue are calculated by dividing Segment OCF or Adjusted Segment EBITDA, as applicable, by total revenue for the applicable period.

[15]
Property and equipment additions (or in the case of Unitymedia and CWC, property, equipment and intangible asset additions) include capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

[16]
Our fully-swapped third-party debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[17]	Accounting principles generally accepted in the United States are referred to as U.S. GAAP.

[18]
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks (defined below) used in Switzerland (see note 35) we do not report homes passed for Switzerland’s partner networks. Effective October 1, 2016, we made a nonorganic adjustment to our homes passed and two-way homes passed in the U.K. to include 256,000 commercial premises that potentially could subscribe to our residential or SOHO services.

[19]
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Effective October 1, 2016, we made a nonorganic adjustment to our homes passed and two-way homes passed in the U.K. to include 256,000 commercial premises that potentially could subscribe to our residential or SOHO services. At December 31, 2016, the U.K.'s 13,446,400 two-way homes passed included 13,183,400 residential premises and 263,000 commercial premises.

[20]
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. At UPC Holding, we have approximately 164,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

[21]
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis.  For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to our operations.

[22]
Fixed-mobile Convergence penetration represents the number of customers who subscribe to both Virgin Media's internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to Virgin Media's internet service.

[23]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[24]
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

[25]
In April 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. Accordingly, for all periods presented herein, deferred financing costs are reflected as a reduction of debt.

[26]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP, EU-IFRS or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[27]
Adjusted Segment EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS or IASB-IFRS measures of income or cash flows. A reconciliation of Adjusted Segment EBITDA to net loss is presented in the Unitymedia section of this release.

[28]	International Financial Reporting Standards, as adopted by the European Union, are referred to as EU-IFRS.

[29]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[30]	Telephony and broadband penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by the total Two-way Homes Passed.

[31]
The amounts reported by Unitymedia for revenue, EBIT, income tax expense and net loss for the three months and year ended December 31, 2015 have been retrospectively revised from the amounts originally reported for the three months and year ended December 31, 2015. As discussed in Unitymedia’s Summary of Significant Accounting Policies in its Annual Report for the year ended December 31, 2015, when free or discounted service periods are offered to customers in relation to a subscription service, Unitymedia recognizes the total amount of billable revenue that it expects to receive from customers in equal monthly installments over the term of the contract provided that Unitymedia has the enforceable and contractual right to deliver services to the customer after the promotional period. Prior to reporting Unitymedia's results for the three months ended March 31, 2016; Unitymedia discovered an error in the computation used to recognize this revenue on an equalized monthly basis. This error had a continuing impact for the remainder of 2015 and Unitymedia will retrospectively revise its 2015 results as it reports each comparative period in its quarterly and annual 2016 financial information. The following quantifies the impact of this error on Unitymedia’s revenue, EBIT and net earnings (loss) for each quarter and in total for 2015:

	Revenue	EBIT	Net earnings (loss)
	in millions
Q1 2015:
As previously reported	€538.3	€110.1	€(39.9)
Revision	(3.9)	(3.9)	(2.6)
As retrospectively revised	€534.4	€106.2	€(42.5)
Q2 2015:
As previously reported	€537.7	€109.8	€(1.1)
Revision	(3.1)	(3.1)	(2.1)
As retrospectively revised	€534.6	€106.7	€(3.2)
Q3 2015:
As previously reported	€542.2	€101.8	€19.5
Revision	(0.7)	(0.7)	(0.5)
As retrospectively revised	€541.5	€101.1	€19.0
Q4 2015:
As previously reported	€554.1	€111.9	€(4.9)
Revision	(0.4)	(0.4)	(0.3)
As retrospectively revised	€553.7	€111.5	€(5.2)
Year ended December 31, 2015:
As previously reported	€2,172.3	€433.6	€(26.4)
Revision	(8.1)	(8.1)	(5.5)
As retrospectively revised	€2,164.2	€425.5	€(31.9)

[32]
Horizon-Lite relates to our more basic version of Horizon TV, where we are upgrading the software of legacy two-way capable boxes in the field with a Horizon-like user interface, that also offers access to on-demand content, different apps and in certain cases Replay TV functionality. We have launched Horizon-Lite in certain CEE markets, such as the Czech Republic, Slovakia and Hungary.

[33]	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

[34]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our consolidated statements of cash flows.

[35]
UPC Holding's property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. This equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. These amounts, which are included in "Other", are excluded from the calculation of segment property and equipment additions as a percentage of revenue.

[36]	International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (IASB), are referred to as IASB-IFRS.

[37]
For purposes of calculating rebased growth rates on a comparable basis for the CWC borrowing group, we have adjusted the historical revenue and Adjusted Segment EBITDA for the three months ended June 30, 2015, September 30, 2015 and December 31, 2015 and the nine months ended December 31, 2015 to reflect the impacts in the three months ended June 30, 2016, September 30, 2016 and December 31, 2016 and

the nine months ended December 31, 2016 of the alignment to Liberty Global’s accounting policies and to reflect the translation of our rebased amounts for the three months ended June 30, 2015, September 30, 2015 and December 31, 2015 and the nine months ended December 31, 2015 at the applicable average foreign currency exchange rates that were used to translate CWC's results for the three and nine months ended December 31, 2016. The most significant adjustments to conform to Liberty Global's policies relate to the capitalization of certain installation activities that previously were expensed, the reflection of certain lease arrangements as capital leases that previously were accounted for as operating leases and the reflection of certain time-based licenses as operating expenses that previously were capitalized. We have not adjusted the three months ended June 30, 2015, September 30, 2015 and December 31, 2015 and the nine months ended December 31, 2015 to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that have been implemented in the three months ended June 30, 2016, September 30, 2016 and December 31, 2016 and nine months ended December 31, 2016. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and Adjusted Segment EBITDA that would have occurred if the acquisition of CWC had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and Adjusted Segment EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2015 amounts to derive our rebased growth rates for CWC:

	Revenue				OCF
	Three months ended June 30, 2015	Three months ended September 30, 2015	Three months ended December 31, 2015	Nine months ended December 31, 2015	Three months ended June 30, 2015	Three months ended September 30, 2015	Three months ended December 31, 2015	Nine months ended December 31, 2015
	in millions
CWC
Policy Differences	$—	$(1.2)	$(0.5)	$(1.7)	$4.9	$2.6	$4.7	$12.2
Foreign Currency	(7.6)	(9.0)	(8.7)	(25.3)	(2.0)	(2.4)	(3.1)	(7.5)
Total	$(7.6)	$(10.2)	$(9.2)	$(27.0)	$2.9	$0.2	$1.6	$4.7

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Proportionate Net Debt is equal to the total net third-party debt less the noncontrolling interests' share of net third-party debt and Proportionate Adjusted Segment EBITDA is equal to Adjusted Segment EBITDA less the noncontrolling interests' share of Adjusted Segment EBITDA.  Our internal decision makers believe Proportionate Net Debt and Proportionate Adjusted Segment EBITDA are meaningful measures when assessing leverage of the company because each measure excludes the noncontrolling interests' respective share of CWC’s total net debt and total Adjusted Segment EBITDA, respectively. These measures provide investors with a means to assess the relative leverage of CWC's wholly-owned and non-wholly-owned operations on a basis that is consistent with CWC's debt structure, in that most of CWC's consolidated debt is not an obligation of CWC's non-wholly-owned subsidiaries. Proportionate Adjusted Segment EBITDA  is not intended to represent the cash that may be distributed to CWC by its non-wholly owned subsidiaries or that might be available to repay debt, nor is it a measure of CWC’s proportionate earnings in that Proportionate Adjusted Segment EBITDA does not include all of the costs that are included in net earnings or loss or other GAAP measures of earnings. At December 31, 2016, the noncontrolling interests' share of CWC’s net third-party debt was $104 million.  The noncontrolling interests’ share of CWC’s Adjusted EBITDA was $50.9 million and $152.1 million during the three and nine months ended December 31, 2016, respectively.

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Consolidated Net Leverage Ratio is defined in accordance with CWC's $1.37 billion Credit Agreement dated May 16, 2016 (the "SFA"), taking into account the ratio of its outstanding indebtedness (subject to certain exclusions) less its cash and cash equivalents to its Consolidated EBITDA for the last twelve months.

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Consolidated Net Leverage Ratio is defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.

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Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2016, Switzerland’s partner networks account for 138,600 Customer Relationships, 290,900 RGUs, 106,300 Enhanced Video Subscribers, 108,500 Internet Subscribers, and 76,100 Telephony Subscribers.

Additional General Notes:

As a result of our decision to discontinue our Multi-channel Multipoint Distribution System (“MMDS”) service in Ireland, we have excluded subscribers to our MMDS service from our externally reported operating statistics effective January 1, 2016, which resulted in a reduction to Homes Passed, RGUs, and Customer Relationships in Ireland and Slovakia of 22,000 and 500, respectively.

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” SOHO customers of CWC are not included in our respective RGU and customer counts as of December 31, 2016. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities, including CWC, is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.